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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-47616 of UTi Worldwide Inc. on Form F-1 of our report dated April 28, 2000, except for Notes 27 and 29 as to which date is August 11, 2000, and October 26, 2000 as to the last paragraph of Note 31, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated April 28, 2000 relating to the financial statement schedules appearing elsewhere in this Registration Statement.


     We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE
Deloitte & Touche
Certified Accountants

St. Peter's House
Le Bordage
St. Peter Port
Guernsey GYI 3HW
Channel Islands

October 26, 2000